Explanation of Responses:
(1) The price reported in column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $3.59 to $3.78, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.
(2) This Form 4 is filed on behalf of GoldenTree Asset Management LP (the “Advisor”), GoldenTree Asset Management LLC (the “General Partner”) and Steven A. Tananbaum (collectively, the “Reporting Persons”). The Advisor is the investment manager or advisor to GT NM, LP (“GTNM”), GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP (“GTIF”), Goldentree 2004 Trust (“G2T”), GN3 SIP Limited (“GN3”), GoldenTree Entrust Master Fund SPC (“GSPC”) and GoldenTree Master Fund, Ltd. (“GMF” and together with GTNM, GTIF, G2T, GN3 and GSPC the “Funds”), a separately managed account managed by the Advisor (the “First Managed Account”) and a second separately managed account managed by the Advisor (the “Second Managed Account” and together with the First Managed Account, the “Managed Accounts”) and may be deemed to have a pecuniary interest in the securities of the Issuer directly held by the Funds and the Managed Accounts.  The General Partner is the general partner of the Advisor and may be deemed to have a pecuniary interest in the securities reported herein in which the Advisor has a pecuniary interest.  Steven A. Tananbaum is the managing member of the General Partner and may be deemed to have a pecuniary interest in the securities reported herein in which the Advisor and the General Partner have a pecuniary interest.  The Advisor, the General Partner and Mr. Tananbaum disclaim beneficial ownership of the securities held by the Funds and the Managed Accounts..
(3) Common Stock held directly by GTNM.
(4) Common Stock held directly by First Managed Account.
(5) Common Stock held directly by GTIF.
(6) Common Stock held directly by G2T
(7) Common Stock held directly by GN3
(8) Common Stock held directly by Second Managed Account.
(9) Common Stock held directly by GSPC
(10) Common Stock held directly by GMF